EXHIBIT 19.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.
AMENDED AND RESTATED POLICY
STATEMENT ON TRADING IN SECURITIES

This Amended and Restated Policy Statement on Trading in Securities of Alexandria Real Estate Equities, Inc. (the “Policy Statement”) provides guidelines and restrictions with respect to transactions in the securities of Alexandria Real Estate Equities, Inc. (together with its subsidiaries and affiliated entities, the “Company”) and the securities of other companies.

This Policy Statement applies to all directors, officers, employees and consultants of the Company (collectively, “Company Personnel”). For the purpose of this Policy Statement, “employees” includes all full-time and part-time employees of the Company, including temporary employees employed through third parties, and “Company securities” include common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants, senior notes and convertible notes. “Company securities” also include derivative securities relating to the Company’s stock, even if not issued by the Company, such as exchange- traded options.

The prohibitions outlined in this Policy Statement also apply to “immediate family” members and “controlled entities” of Company Personnel. “Immediate family” includes any spouse or minor children (regardless of residence), as well as any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as other adoptive relationships) who shares the same household with Company Personnel or whose trading activities are controlled or influenced by Company Personnel. “Controlled entities” include any trusts, partnerships, limited liability companies, corporations or other entities that Company Personnel influence or control.

Additionally, it is the Company’s policy that any transactions by the Company in Company securities shall comply with applicable insider trading laws, rules and regulations.

ADMINISTRATION OF THIS POLICY STATEMENT

The Board of Directors has determined that the Company’s Chief Financial Officer shall serve as the Compliance Officer for purposes of this Policy Statement. In the absence of the Compliance Officer, an officer or director designated by the Compliance Officer shall be responsible for administration of this Policy Statement. All determinations and interpretations of the Compliance Officer shall be final and not subject to further review.

POLICY AGAINST TRADING ON THE BASIS OF INSIDE INFORMATION

Prohibitions. No Company Personnel who has material non-public information relating to the Company or any other company, including—but not limited to—companies that are engaged in business dealings with the Company, may (i) trade securities of the Company or such other company to which such material non-public information relates; (ii) give, communicate, or in any way convey such material non-public information to another person other than those who need to know such information in connection with doing business with or for the Company; (iii) recommend the purchase or sale of the Company’s securities while in the possession of material non-public information; or (iv) assist anyone engaged in any of the above activities.
No Exceptions. There are no exceptions to this Policy Statement. Engaging in transactions in the Company’s securities for urgent personal reasons, such as personal financial commitments or emergencies, are still prohibited if you possess material non-public information.

Important Concepts and Terms. From time to time, you may receive information of a “material” nature (i.e., information which would cause a reasonable investor to either buy, hold or sell a security) that is “non- public” (i.e., has not been adequately disclosed to the public in a press release, Securities and Exchange Commission (“SEC”) filing or some other manner and the investing public has not had time to absorb and evaluate such publicly disclosed information fully), either about the Company or about other companies with which the Company has business dealings. Material non-public information is sometimes referred to as “inside information.” Note that nonpublic information could be considered to be material to another company, even if the information does not specifically relate to such company, if the public disclosure of the information could be reasonably expected to affect the price of such company’s securities.

As a practical matter, it is sometimes difficult to determine whether you possess material non-public information. The key to determining whether non-public information you possess about a public company is “material” is whether dissemination of the information would be likely to affect the market price of the company’s securities or would be likely to be considered important by a reasonable investor who is considering trading in that company’s securities. Certainly, if the information makes you want to trade, it would probably have the same effect on others. “Trading” includes engaging in short sales, transactions in put or call options, and other inherently speculative transactions as further discussed below.

If you possess material non-public information, you must refrain from trading in a company’s securities, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after one full business day has elapsed since the date of public disclosure of the information.

Illegal Tipping. In the course of your employment or in providing services to the Company, you may have access to inside information which would place you in a position to profit financially by trading or in some other way dealing in the Company’s securities or the securities of another company, or by disclosing such inside information to a third party who trades based on your “tip” whether you benefit from such party’s use of such information or not.

It is illegal for any person to use inside information for personal benefit, or to pass on, or “tip,” the information to someone who does so. There is no “de minimis” test, which means that use of inside information to gain personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions effected by the person acting on the tip (a “tippee,”) or even a tippee of a tippee.

Examples of Material Non-Public Information. Although by no means an all-inclusive list, information about the following items may be considered to be “material non-public information” until it is publicly disseminated:

a.Financial results or forecasts;
b.Major new leases or other transactions;
c.Major new services;
d.Acquisitions or dispositions;
e.Pending public or private sales of debt or equity securities;
f.Major contract awards or cancellations;
g.Top management or control changes;
h.Possible mergers, acquisitions or tender offers;
i.Significant writeoffs;
j    Significant litigation or litigation developments; and
k.    Corporate partner relationships.
Civil Liability and Criminal Penalties; Disciplinary Action by the Company. As further described below under the heading “Individual Responsibility; Consequences of Violation”, anyone who effects transactions in the Company’s securities or the securities of other companies engaged in business dealings with the Company (or provides information to enable others to do so) on the basis of material non-public information may be subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. The Company will hold you responsible for the conduct of your immediate family and any controlled entities. You should make them aware of the need to confer with you before they trade in Company securities and you should treat all such transactions for the purposes of this Policy Statement and applicable securities laws as if the transactions were for your own account.

You are responsible for your compliance with federal and state securities laws. Any Company Personnel who has questions about these matters should speak with his or her supervisor or to the Compliance Officer.

Inadvertent Disclosure. If material non-public information is inadvertently disclosed by any Company Personnel to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Compliance Officer so that the Company may take appropriate remedial action. Under SEC rules, the Company generally has only 24 hours after learning of an inadvertent disclosure of material non-public information to publicly disclose such information.

SPECIAL AND PROHIBITED TRANSACTIONS

Hedging and Speculative Transactions Prohibited. The Company has determined that there is heightened legal risk and a substantial likelihood for the appearance of improper conduct by Company Personnel when they engage in speculative securities transactions involving the Company’s securities or transactions designed to reduce or eliminate the risks of ownership of the Company’s securities, some of which may lead to inadvertent violations of insider trading laws. Therefore, Company Personnel are prohibited from engaging in any of the following activities involving the Company’s securities:

(a)short sales (i.e. the sale of a security that the seller does not own);

(b)buying or selling put options, call options or other derivative securities based on the Company’s securities; and

(c)any other forms of “hedging” or “monetization” transactions, including without limitation forward sale contracts, equity swaps, collars and transactions with exchange funds, in which the stockholder owns the underlying Company security without all the risks of ownership.

Trading in Securities on a Short-Term Basis Prohibited. Short-term trading of Company securities may be distracting to Company Personnel and may unduly focus Company Personnel on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Company Personnel purchasing Company securities in the open market may not, in the absence of special circumstances, sell any Company securities of the same class during the six months following the purchase (or vice versa).

Pledges and Margin Accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, Company Personnel are prohibited from pledging Company securities as collateral for a loan or holding Company securities in a margin account unless such Company Personnel have and maintain a sufficient amount of immediately available cash or securities at all times to prevent a liquidation of Company securities outside of the Window Period (defined below) or at any other time prohibited by this Policy Statement in connection with any pledge of Company securities or margin call.

Standing and Limit Orders Prohibited. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, employee or consultant is in possession of material non-public information. The Company therefore prohibits placing standing or limit orders on Company securities.

Gifts. Because of the potential for the appearance of impropriety, Company Personnel may not make gifts, including gifts to charities, trusts or other individuals, of Company Securities when in possession of material nonpublic information. Company Personnel must follow the procedures set forth below under the heading “Procedures and Guidelines for Purchases and Sales of Company Securities” in connection with gifts of Company securities. In addition, directors and executive officers of the Company (“Section 16 insiders”) have SEC reporting obligations with respect to gifts and must comply with the Company’s Section 16 Compliance Program Guidelines.

Broker-administered Reinvestment of Dividends. Some securities brokers maintain programs on behalf of their customers whereby the customer may elect to have the broker automatically reinvest any cash dividends on the shares held by the customer into additional shares of the Company’s stock, which these brokers purchase on the open market. Because these purchases are potentially subject to insider trading liability and also create significant risk of short-swing profit liability under Section 16 of the Exchange Act for directors and executive officers, participation in such programs is prohibited.

Tax Withholding Related to Restricted Stock Award Vesting. The procedures set forth below under the heading “Procedures and Guidelines for Purchases and Sales of Company Securities” with respect to the pre-clearance of transactions apply to Company Personnel electing to have the Company withhold shares of stock to satisfy restricted stock award tax withholding requirements. Such elections may occur during either an open or closed “window period,” subject only to the requirement for pre-clearance. For clarity, this Policy Statement and all of the procedures set forth below under the heading “Procedures and Guidelines for Purchases and Sales of Company Securities” applies without exception to any market sale for the purpose of generating the cash needed to pay tax withholding due upon vesting of a restricted stock award.

Additional Prohibitions. From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions, or all transactions, by Company Personnel in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of the Compliance Officer.

PROCEDURES AND GUIDELINES FOR PURCHASES AND SALES OF COMPANY SECURITIES

The Board of Directors has established the following guidelines for securities purchases and sales by all Company Personnel in order to (i) assist the Company in the administration of this Policy Statement, (ii) facilitate compliance with Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, and (iii) avoid the appearance of any impropriety.

A.Window Period. Except as set forth in Paragraph D below, you may trade Company securities in the market and make gifts of Company securities only during a “window period” generally commencing at the beginning of the day after one full trading session has occurred following the general public release of the Company’s annual or quarterly results of operations during a given quarter and ending at the close of trading on the day that is two weeks preceding the last day of that quarter.

This “window period” may be closed early, may not open, or may be moved to a different period, if, in the judgment of the Compliance Officer, there exists undisclosed information that would make your transactions inappropriate. In addition, from time to time, an event may occur that is material to the Company, or the Company’s financial results may be sufficiently material in a particular fiscal quarter such that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company securities even during a “window period”. In that situation, the Compliance

Officer may notify Company Personnel that they should not trade in Company securities without disclosing the reason for the restriction. The existence of an event- specific trading restriction period or modification to a window period is confidential information and should not be communicated to any other person. Any such restrictions will be applicable to the designated Company Personnel, their immediate family members and controlled entities.

In addition to the restrictions set forth in this Paragraph A, you may not trade Company securities at any time without first complying with Paragraphs B and C (as applicable), and may not trade securities at any time in violation of the provisions of this Policy Statement.

B.Pre-Clearance of Transactions for Company Personnel. Even within the window period, all Company Personnel (including immediate family members and controlled entities) must obtain pre-clearance before buying, selling, gifting or initiating any other transfer of Company securities to confirm that the window has not been “blacked-out” or “closed” and that you are not aware of undisclosed information that would make such a transaction inappropriate. This pre-clearance requirement applies to all transactions, including those occurring during a “window period,” other than transactions pursuant to an approved Rule 10b5-1 Plan as set forth in Paragraph D below.

Company Personnel must direct all requests for pre-clearance to stock@are.com (or, with respect to Section 16 insiders, to section16@are.com) at least two business days in advance of the proposed transaction date. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any materialnon-public information about the Company, and should describe fully those circumstances to the applicable Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

Pre-cleared transactions must be completed by the pre-clearance expiration date provided by the Compliance Officer, which is generally the earlier of (i) five days after the pre-clearance is given and (ii) the last day of the applicable window period. Transactions not completed within such time must be submitted for pre-clearance again even if the original approval was for a trade during the same window period.

C.Additional Requirements for Section 16 Insiders. Section 16 insiders are subject to additional restrictions and requirements related to transactions in Company securities under the securities laws, this Policy Statement and the Company’s Section 16 Compliance Program Guidelines. Section 16 includes prohibitions on short-swing trading and short sales by Section 16 insiders, and mandates accurate and timely filing of certain transaction reports under Section 16(a) (i.e., Forms 3, 4 and 5) by Section 16 insiders. As a result, in addition to complying with the pre-clearance requirements set forth in Paragraph B above, Section 16 insiders must comply with the other policies and procedures set forth in the Section 16 Compliance Program Guidelines. Compliance with these procedures is intended to facilitate the Section 16 insider’s timely reporting of transactions as required by Section 16(a). All requests for pre-clearance of securities transactions by Section 16 insiders should be directed to section16@are.com.

D.Exception for Pre-Cleared, Pre-Planned Trading Programs Pursuant to Rule 10b5-1 for Specified Insiders. Directors, executive officers and other members of management designated from time to time by the Company’s Chief Financial Officer (collectively, the “Specified Insiders”) may elect to effect transactions in Company securities pursuant to trading plans adopted in accordance with Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”). Rule 10b5-1 provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a Specified Insider must enter into a written plan (a “Rule 10b5-1 Plan”) that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. If the Rule 10b5-1 Plan meets the requirements of Rule 10b5-1, purchases or sales of the Company’s securities made pursuant to, and in compliance with, the plan may be made without regard to certain insider trading restrictions. To comply with this Policy Statement, the Rule 10b5-1 Plan must be adopted in accordance with, and comply with, the Company’s separate Rule 10b5-1 Trading Policy. Once a Rule 10b5-1 Plan is adopted in accordance with the Company’s Rule 10b5-1 Trading Policy, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

E.Post-Termination Transactions. If you are in possession of material non-public information and your employment, director or consulting relationship with the Company terminates, you may not trade in Company securities until that information has become public or is no longer material. Further, if your employment, director or consulting relationship with the Company is terminated outside of a “window period,” you may not trade in Company securities until the next window period.

TRANSACTIONS NOT SUBJECT TO THIS POLICY

Mutual Fund Investments. Transactions in mutual funds that are invested in equity securities of the Company are not transactions subject to this Policy Statement.

Restricted Stock Awards. This Policy Statement does not apply to the vesting of restricted stock awards acquired pursuant to the Company’s equity incentive plans. The Policy Statement does apply, however, to (i) transactions related to the tax withholding due upon vesting of a restricted stock award as set forth above after the heading “Tax Withholding Related to Restricted Stock Award Vesting”; and (ii) the sale of Company securities acquired upon vesting of a restricted stock award.

INDIVIDUAL RESPONSIBILITY; CONSEQUENCES OF VIOLATION

Individual Responsibility. Persons subject to this Policy Statement have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities or the securities of third parties doing business with the Company while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy Statement, and that any immediate family member or controlled entity whose transactions are subject to this Policy Statement also complies with this Policy Statement. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person acting on behalf of the Company pursuant to this Policy Statement does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Insider Trading Prohibited By Federal and State Laws. The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by company personnel.

Non-Compliance Triggers Company-Imposed Sanctions. In addition, an individual’s failure to comply with this Policy Statement may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

Important to Avoid Even the Appearance of a Problem. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Hindsight can be remarkably acute, and an accusation can always be made that at any particular time a purchase or sale of shares by you or a tippee was motivated by undisclosed favorable or unfavorable information. In such circumstances, the appearance of a problem can be almost as problematic as an actual abuse, both for the Company and you.

You are responsible for your compliance with federal and state securities laws. Any Company Personnel who has questions about these matters should speak with his or her supervisor or to the Compliance Officer.